JACKSONVILLE BANCORP ANNOUNCES QUARTERLY AND ANNUAL EARNINGS

JACKSONVILLE, FLA., February 12/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB) reported net income for the fourth quarter of 2008 of $71 thousand, or $.04 per diluted common share, compared to fourth quarter 2007 earnings of $940 thousand, or $.52 per diluted common share.  The Company also reported annual earnings for 2008 of $35 thousand or $.02 per diluted common share, compared to $3.0 million, or $1.63 per diluted common share.  Book Value per common share at the period end was $15.35.

Total assets were $434.0 million at year end, compared to $392.0 million at the end of 2007.  Net loans increased 11.0% to $375.0 million as of December 31, 2008, compared to $339.3 million as of December 31, 2007.  Total deposits increased 20% to $345.5 million, compared to $288.9 million as of December 31, 2007.  Noninterest bearing deposits increased by $5.5 million to $40.9 million, or 16%.  To further support its efforts to attract and retain low cost core deposits, the Company has elected to participate in the FDIC’s Temporary Liquidity Guarantee Program which allows funds in noninterest-bearing transaction deposit accounts to be fully FDIC-insured until December 31, 2009.  As a result, the Company will incur a 10 basis point surcharge on these noninterest-bearing transaction deposit accounts.

The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.93%, 9.23% and 8.26%, respectively, at December 31, 2008.  The Company declined to apply for the Capital Purchase Program (“CPP”) of the U.S. Treasury’s Troubled Asset Relief Program (“TARP”).  Commenting on the Board of Directors’ decision to decline the U.S. Treasury’s CPP, Mr. Pomar stated, “We performed aggressive due diligence before concluding that the significant expense of the program and challenge to prudently and profitably deploy the capital were inconsistent with our long-term strategic objectives, and that participation in the CPP would not be in the best interest of the Company’s shareholders.”  During the second quarter, the Company completed a private placement offering of trust preferred securities of $7.6 million.  At December 31, the Company had $7.5 million in excess risk-based capital above regulatory well capitalized levels.

Commenting on the quarter and year, Gilbert J. Pomar, III, Jacksonville Bancorp, Inc. President and Chief Executive Officer, stated, “We are pleased that we were able to record a profit for 2008 in a year that was the most challenging banking environment our nation has faced in over 70 years.  Additionally, our strong asset growth continued throughout this economic downturn as we have continued to issue loans to assist our commercial and consumer customers in our local market.”

Nonperforming loans increased to $12.4 million, or 2.87% of total assets, at year-end.  The majority of the nonperforming loans were made up of four loans in the amount of $10.0 million, which are secured by real estate.  One of these properties in the amount of $2.0 million was sold in January 2009, and the largest of the four is expected to be sold in February 2009.  During the fourth quarter and year, the Bank recorded $787 thousand and $3.6 million, respectively, in provision for loan losses, increasing the loan loss reserve to 1.24% from .91% a year earlier.  The provision expense was necessitated primarily by an increase in net charge-offs and the Bank’s aggressive efforts to identify any potential losses in the portfolio.  The Company had net loan charge-offs of $419 thousand and $2.0 million during the quarter and year, respectively, compared to $6 thousand and $47 thousand during the same periods in the prior year.  “The increase in our loan loss reserve is indicative of our commitment to aggressively manage our loan portfolio and build appropriate reserves to absorb probable incurred credit losses,” Mr. Pomar went on to say.

Net interest income for the fourth quarter of 2008 declined to $2.8 million, compared to the $3.3 million earned in the fourth quarter of 2007.  Interest income for the quarter declined $915 thousand when compared to the prior year as a result of the ongoing reduction in short-term rates by the Federal Reserve and the increase in nonperforming assets from 12 months ago; this was offset by average earning asset growth of $40.5 million from the same period in the prior year.  Interest expense declined by $453 thousand as a result of the reduction in short-term rates offset by a transition from low-cost core deposits into more expensive time deposits and wholesale funding required to support the Company’s earning asset growth.  The net interest margin was 2.70% and 2.97% for the quarter and year, respectively, compared to 3.48% and 3.56% for the comparable periods in 2007, and 2.94% and 3.07% in the third quarter of 2008.

Noninterest income increased 13% over the fourth quarter 2007 and remained relatively flat for the year ended December 31, 2008 when compared to the prior year.  The quarterly and annual results were driven in part by income earned on an additional $3.5 million BOLI contract entered into by the Bank during the second quarter; this was offset by a decline in mortgage origination referral income, due to the slowing real estate market.

Noninterest expense increased $1.3 million, or 16%, for the year ended December 31, 2008, compared to 2007.  The Company absorbed $468 thousand in merger related expenses as a result of the termination of the merger agreement with Heritage Bancshares, Inc.  Additionally, the Company absorbed additional expenses related to data processing and legal and professional (primarily related to increased audit fees).  Excluding the one-time charge resulting from the termination of the merger agreement, the Company would have experienced a 10.0% increase.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $434 million in assets and five full-service banking offices.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,

	2008	2007	2008	2007

Earnings Summary
Total interest income	$6,104	$7,019	$25,563	$26,808
Total interest expense	3,301	3,754	13,560	14,419
Net interest income	2,803	3,265	12,003	12,389
Provision for loan losses	787	62	3,570	542
Net interest income after provision for loan losses	2,016	3,203	8,433	11,847
Noninterest income	366	323	1,178	1,184
Noninterest expense	2,328	2,141	9,805	8,485
Income before income tax	54	1,385	(194)	4,546
Income tax provision	(17)	445	(229)	1,588
Net income	$71	$940	$35	$2,958

Summary Average Balance Sheet
Loans, gross	$380,203	$338,891	$370,320	$317,409
Securities	31,809	33,010	31,891	30,183
Other earning assets	1,098	712	1,607	841
Total earning assets	413,110	372,613	403,818	348,433
Other assets	17,456	14,239	16,606	13,808
Total assets	$430,566	$386,852	$420,424	$362,241
Interest-bearing liabilities	$359,466	$321,569	$350,800	$301,003
Other liabilities	44,470	39,366	42,720	36,749
Shareholders' equity	26,630	25,917	26,904	24,489
Total liabilities and shareholders' equity	$430,566	$386,852	$420,424	$362,241

Per Share Data
Basic earnings per share	$0.04	$0.54	$0.02	$1.70
Diluted earnings per share	$0.04	$0.52	$0.02	$1.63
Basic weighted average shares outstanding	1,748,630	1,747,281	1,748,295	1,744,512
Diluted weighted average shares outstanding	1,760,511	1,807,570	1,791,342	1,816,150
Book value per basic share at end of period	$15.35	$15.25	$15.35	$15.25
Total shares outstanding at end of period	1,748,599	1,746,331	1,748,599	1,746,331
Closing market price per share	$11.10	$19.90	$11.10	$19.90

Selected Ratios
Return on average assets	0.07%	0.96%	0.01%	0.82%
Return on average equity .	1.06%	14.39%	0.13%	12.08%
Average equity to average assets	6.18%	6.70%	6.40%	6.76%
Interest rate spread	2.22%	2.84%	2.46%	2.90%
Net interest margin .	. 2.70%	3.48%	2.97%	3.56%
Allowance for loan losses as a percentage of total loans	.. 1.24%	0.91%	1.24%	0.91%
Ratio of net charge-offs as a percentage of average loans	. 0.44%	0.01%	0.53%	0.01%
Efficiency Ratio	73.46%	59.67%	74.39%	62.51%

	December 31,
Summary Balance Sheet	2008	2007
Cash and cash equivalents	$10,148	$6,035
Securities	31,724	33,468
Loans, net	374,993	339,265
All other assets	17,134	13,194
Total assets	$433,999	$391,962
Deposit accounts	$345,544	$288,893
All other liabilities	61,610	76,440
Shareholders' equity	26,845	26,629
Total liabilities and shareholders' equity	$433,999	$391,962